Exhibit 99.2
Final Transcript

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
PFCB - Q4 2011 P.F. Chang's China Bistro, Inc. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 16, 2012 / 01:30PM GMT

OVERVIEW:
Management discussed initiatives and strategies, as well as 4Q11 financial results and 2012 guidance. 4Q11 EPS were reported at $0.19. Guidance was for 2012 EPS of $1.50-1.60 on consolidated revenue growth of 1-2%, and for 1Q12 EPS of $0.34-0.36.

CORPORATE PARTICIPANTS
Mark Mumford P.F. Chang's China Bistro, Inc. - CFO
Rick Federico P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO

CONFERENCE CALL PARTICIPANTS
Destin Tompkins Morgan, Keegan - Analyst
Sharon Zackfia William Blair - Analyst
Bryan Elliot Raymond James - Analyst
Andy Barish Jefferies & Co. - Analyst
Larry Miller RBC Capital Markets - Analyst
John Ivankoe JPMorgan Chase - Analyst
John Glass Morgan Stanley - Analyst
Howard Penney Hedgeye Risk Management - Analyst

PRESENTATION

Operator
Good morning and welcome to P.F. Chang's China Bistro fourth-quarter 2011 earnings release conference call. Your lines have been placed on listen-only until the question-and-answer session of the conference. (Operator Instructions). Today's call is being recorded. If you have any objections, you may disconnect at this time. I would now like to turn the call over to Mr. Mark Mumford, Chief Financial Officer. Please go ahead, sir.

Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
Thank you. Good morning, everyone. Thanks for joining us today for P.F. Chang's fourth-quarter 2011 earnings call. With me on the call today is Rick Federico, our CEO. We will start off with Rick's comments on the business and then I will provide a financial update. We will be happy to answer any other questions at the end of the call as time permits.

Please note that any comments we make on the call that are not purely historical are forward-looking statements. Our actual results may differ materially and we advise you to carefully consider the various risks and uncertainties in the Risk Factors section of our Annual Report on Form 10-K, our quarterly filings on Form 10-Q and other filings with the SEC.

I should also note that this cautionary statement qualifies all of our forward-looking statements and we undertake no obligation to revise or update these statements to reflect events or circumstances after the date of this call. We plan to file our 2011 Form 10-K later today. With that, I will turn the call over to Rick to begin.
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO
Thanks, Mark. Good morning and thanks for joining us. At our Investor Day in November and on recent earnings calls, we have outlined a series of focused initiatives designed to increase our sales and importantly begin to grow traffic. I am happy to report we are seeing early signs of success in these initiatives and believe 2012 will be an inflection point for our business. While we'll review the fourth quarter that ended six weeks ago, we will also focus on the important year ahead and discuss why we are encouraged by what we are seeing so far.

Let me begin by briefly reviewing these initiatives. As we have previously discussed, these are focused on enhancements to our price value proposition in four core areas -- menu innovation, improved service, lower-priced dining options and the reimaging of our restaurants.

Prior to implementation, we conducted extensive market research that provided us with specific feedback that was particularly helpful and informative as we developed these initiatives. At the Bistro, these initiatives have led to a number of changes such as the introduction of a specific lunch menu, reopening of our innovation Bistro in Irvine, continued investments in both labor and technology, while testing broader marketing initiatives to support the brand.

At Pei Wei, we adopted a number of changes, including the rollout of new small plates, introducing a lower-priced complete meal offering called Diner Selects, advanced our plans for a new Pei Wei format called Pei Wei Asian Market and launched our most recent LTO Tai Basil Chicken. While it will take time to recognize the full benefits of our initiatives, we are very encouraged by the positive results we are seeing in 2012 in both brands.

Now, as promised, I want to give you an update on our test results, as well as our plans to introduce each initiative across our system. We expect to see visible progress in our 2012 results as our guests are introduced to our new initiatives. However, as we have said before, this is not a one or two-quarter effort. We are currently making investments that carry at cost today, but our plan to generate sustainable sales momentum and help us deliver strong long-term growth for our business.

So let's talk about the specific initiatives at the Bistro and the progress we are making. As a framework, all of our Bistro actions are driven by a four-pronged strategic platform that include efforts to eliminate barriers to more frequent usage, elevate the guest experience, operate with a fanatical focus on guest satisfaction and communicate with our guests in a more meaningful manner. Each of our initiatives are viewed and evaluated through these lenses.

So let's start with an update on our lunch initiative. We have undertaken a series of tests to help provide a more compelling lunch experience through better pricing, a more appropriate portion size, a faster experience and more lunch-specific menu items. This menu has been through several revisions and a testing period. In our current market tests throughout Arizona and two stores in Dallas, we are pleased with the reaction to our new menu, which includes more lunch versions of our classic dishes. This menu now offers guests 20 of our most popular menu items served with a choice of soup or salad each priced under $10. So far, these lunch offerings have been extremely popular and we have seen a steady increase in traffic.

Our recent marketing efforts are moving the needle. Total lunch sales for the test stores have increased dramatically since we began our marketing campaign. Initially, without the benefit of external marketing, we saw guests begin to order from the new lunch menu, but traffic did not increase at a level needed to help offset the impact of lower average ticket.

For this initiative to work, we had to increase traffic to offset any margin decline. That meant capturing new guests while at the same time encouraging current guests to come more often. Our comprehensive marketing campaign included television, radio, print ads, billboard and social media, al supporting the message of 20 lunch combo items for under $10.

With this marketing support, we have seen a significant increase in guest traffic, which is up around 20% at lunch since the marketing began. This increase more than offsets an average check decline of about 10%, leaving lunch with positive comps around 10%. Based on these results, we will be introducing our new lunch menu across our system and I'll share more details on this in a minute.

As we worked on elevating the Bistro brand, we made a decision to develop an innovation restaurant at our Irvine location. As one of our original four locations, this restaurant was slated for a significant remodel. As you know, we decided to close this location at the end of last summer as we rebuild all aspects of the restaurant from the ground up. When we reopened Irvine in mid-December, we had completely reimaged this location with a new architectural design, new menu with enhanced small plates, wok cook and grill offering, a separate lunch menu, a complete new wine list, an enhanced craft beer list, new server and bartender uniform and updated music. We kept the name P.F. Chang's and we kept our most popular menu items, but about everything else has changed. This innovation Bistro is now the test and model for what the future of our brand can be.

Guests have responded very favorably to these enhancements. Feedback has been outstanding while sales have been strong since reopening in December. Year-to-date comps are up in the mid-teens and we are seeing a strong two-year comp trend as well. Some of what we introduced in Irvine will roll into the system soon while we continue to evaluate other aspects of our changes.

We continue to elevate the guest experience through the implementation of our call center for phone-in to-go orders. We are really pleased with this initiative. The call center enables us to provide better service to our phone-in guests and increases our average check above the cost of managing the call. And since we no longer have to field the approximately 42,000 to-go calls per week at the restaurant, the use of a call center also provides our in-store teams with more time to elevate the dine-in guest experience.

Given these benefits, we rolled this across our entire system in December. So far, orders handled through the call center have generated an average ticket that is more than 5% higher than other to-go orders net the cost of handling the call. We will continue to focus on elevating our guest experience through innovation and have retained the help of BrandSculpt, a restaurant consulting firm founded by several retired Darden executives. BrandSculpt has deep experience in research-driven concept development and brand evolution. They are working with us with short-term brand alignment, as well as creating a roadmap for Bistro evolution over the next three to five years.

As we strive to communicate with our guests in a more effective manner, we have focused our marketing team on a couple of key initiatives. Going forward, many of our programs will now focus on what the guest perceives when they return on their next visit. One of the best examples of this is the improvement of our new Warrior Card loyalty program, which rolled out in January. Under the new program, we've moved from a straight 10% discount at the time of purchase to a flexible reward program that acknowledges frequency, as well as allowing us to customize rewards based on guest behavior.

Our new loyalty program includes bounceback offers, as well as incentives to register online or through our new mobile app. Our integrated platform with in-store, online and mobile app components provides greater flexibility and better potential for ongoing direct communication with our guests. This will enable us to be more targeted in our rewards and special offers, allowing us to enrich the guest experience at a lower cost.

Another new marketing program currently underway is our Red Envelope bounceback promotion in conjunction with the celebration of the Chinese New Year. From January 23 through February 6, we handed out about 1.8 million red envelopes, each containing an unknown reward for our guest's next visit. When the guest returns, a P.F. Chang's manager or server opens the envelope and reveals our gift. Gifts range from a complimentary appetizer or a desert to 10% to 50% off the guest's total check.

It is too early to speak to final results as the redemption period runs through March 4. However, as a result of this promotion, we saw positive comps at the Bistro for the entire 15-day period that this promotion ran and we continue to see positive comps in the brand post-handing out the red envelopes. We are also looking forward to guests returning for the second visit to discover what reward they received and expect to see some positive traffic during this timeframe.

An additional benefit of our Red Envelope program is the excitement it has generated amongst our employees, as the offer feels more like a gift to the guest rather than a standard discount. Taking the best of what we know, on April 2, we will launch our Bistro Triple Dragon initiative. This blends a number of the key initiatives I have just discussed, including our new lunch menu, some of the best items from our innovation Bistro menu, new music and a new look for our service team. These are all designed to elevate our guest experience and energize our employee teams.

A dinner menu will introduce a variety of new small plate offerings in several of our current Happy Hour products like Flaming Red Wontons and Edamame Dumplings while still retaining all of our most popular dishes. We will also incorporate more salads like our Thai Chicken Noodle Salad and our Vietnamese Crab Salad. But have been very popular in Irvine. We will also add a couple of new wok-cooked items like our Thai Mango Chicken and Crab Fried Rice.

New menus will touch both lunch and dinner and will include both new menu items and also a more varied and competitive pricing structure for each daypart. We are planning significant media support behind the April 2 menu launch to help ensure we effectively communicate our new offerings as broadly as possible and provide the best opportunity for success.

Rather than introduce these tactics individually, we are packaging several together knowing that our guests and employees are more likely to notice and respond. Triple Dragon is one of two planned opportunities to elevate our brand this year; the second will come in the fall. Consumer research tells us the guest is perceptive to expanded menu offerings and we believe this will help us eliminate some of the barriers to usage and increased guest frequency.

The most obvious and most commonly requested addition has been sushi. Another is the expansion of our vegetarian menu offerings. We plan to test both sushi and additional vegetarian items throughout this year. We're looking to incorporate items that test well and can be rolled out quickly into our planned menu updates this fall.

Finally, on the Bistro, we believe that a reasonable reimage and remodel program will both elevate the brand, as well as protect the business we currently enjoy. Irvine is a stunning restaurant and we are currently working on how to take the best elements of that design and incorporate them into our remodel efforts. Where our current remodels give us a fresh look at the Bistro restaurant, the Irvine design provides a brand-new image. With the help of our BrandSculpt team, we are currently evaluating all aspects of the innovation Bistro, including design. The best of all elements will be combined to become the Bistro of the future.

Now turning to Pei Wei. Our initiatives at Pei Wei continue to look at ways to further appeal to consumers in terms of value, speed of service and product diversity. Consumers have told us that entry price was the main barrier to more Pei Wei visits. In an effort to improve our price value proposition, on October 10, we rolled several new lower-priced menu offerings to the entire Pei Wei system.

Diner Selects has a starting price point of $6.25 and features five of our signature entrees in a slightly smaller portion size combined with rice and the guest's choice of a spring roll, soup or an Asian slaw. We also launched three new small plates that are each priced at $3.95. We supported Diner Selects and the small plate rollout with a nationwide marketing campaign in October and November. So far, both the Diner Selects and the additional small plate offerings have been popular with guests and we are seeing a significant number sold each day.

Since the rollout, we have seen an improvement in guest traffic, which sequentially improved over 400 basis points through the end of 2011. And we saw only a negligible decline in average ticket since we introduced the Diner Selects and small plates throughout the system. We continue to see an increase in the number of entrees per check as guests who may have been sharing a single entree in the past each ordered an individual Diner Selects. We are also seeing greater frequency of nonalcoholic drinks being added on by guests who order either the Selects or the small plate.

On the marketing front, we have recently began a focused and comprehensive brand-level marketing for Pei Wei. This platform is designed to enhance perceptions of both value and freshness. Since this new marketing campaign was launched in October, we have seen a lot of positive findings. In our core markets, consumer perception of value and affordability at Pei Wei are at the highest level since 2008. This is primarily due to the popularity of Diner Selects. Additionally, consumer perceptions of ingredient freshness are the highest we've seen in two years.

Our latest LTO, Thai Basil chicken, launched just last week. Special offers for Thai Basil are tied in with our new interactive Pei Wei Passport program through our website. This is designed to increase both initial trial and ongoing participation from guests. For the first time, our LTO is being offered as both a signature entree and as a Diner Selects. This allows us to introduce a new flavor profile, but also helps us promote our new lower price points. We have been incorporating various media, including billboards, radio and online marketing, into our overall platform.

Another key initiative at Pei Wei is the introduction of the Pei Wei Asian Market, which is a variation of our current Pei Wei format. The market was developed based on direct consumer research and addresses both price point and speed-of-service issues that were identified as main barriers to greater frequency at Pei Wei. The market provides us with greater real estate flexibility and carries a smaller store footprint of about 2,500 square feet versus our current 3,200 square feet in the Diner format.

The design will be more urban, yet with a comfortable feel. We will also have the flexibility to provide more seating for single and individual diners. The Market will maintain the same level of product quality and freshness that the guests have grown to expect from Pei Wei while also introducing more menu items at lower price points, including smaller portions and more portable options.

The Market will be more affordable with small plates starting at $1.95 and featuring some of Pei Wei's current favorite menu items for $5.95. The Market will eliminate those elements of the Diner that the guest has not placed a high value on. With these adjustments, we expect the market to carry higher operating margins, as well as a lower sales hurdle requirement than our existing store base.

Again, this is a test that will be reviewed over the next year or so. We are currently converting an existing Pei Wei Asian Diner location in Phoenix, which we expect to reopen in April under the new Asian Market logo. Three or four of our planned new stores for 2012 will be included in this test.

As we look at new store development, we remain confident Pei Wei will be a successful concept and continue to be a long-term growth vehicle for us. During 2009 and 2010, Pei Wei achieved target margins in about the 16% range. For a variety of reasons that we have discussed over time, we fell below those target levels in 2011. We are confident that our plans will return the business to our 2010 levels or above, but we will exercise appropriate caution on the selection of new real estate. With that in mind, we have adjusted our expectations for 2012 development to 12 to 16 new Pei Wei locations.

Now let's turn to our Global Brand business. Global Brand is becoming an increasingly important part of our business as we work with partners to bring our brands to foreign markets, alternative domestic venues and consumers in the grocery stores. Overall, Global Brand had a great year in 2011 with results that were ahead of our expectations. Our international partners have seen strong performance and our retail productline has shown ongoing popularity.

Our businesses have solid momentum and we are planning for continued acceleration of growth in 2012. In fact, we expect total Global Brands revenue to increase over 60% in 2012. Our Home Menu retail productline continues to perform well and we are pleased with the success of this business. Our chefs continue to work with Unilever on future product offerings and we look forward to introducing new SKUs later this year.

On the international license front, we ended 2011 with a total of 17 Bistro locations -- nine in Mexico, five in the Middle East, two in Hawaii, as well as our first location in Puerto Rico. The Puerto Rico location is now one of the highest volume Bistros in the world. In January, we opened our first Bistro in the Philippines. This is our first location in Asia and should give us some insights as to how we play in that part of the world.

Our partner in Mexico, Alsea, opened the first Pei Wei international location in Mexico City during December. This is part of a three-store 18-month development deal. Based on the performance of the initial units, the agreement provides an option for a long-term contract to open 50 additional Pei Wei restaurants throughout Mexico over a 10-year period.

In February, we signed a similar deal with our Middle East partner, Alshaya, to open three Pei Wei locations in the Middle East. The first door is scheduled to open in Kuwait during the first quarter. This agreement also provides an option for a long-term contract to open 55 Pei Wei locations throughout the Middle East. Since both Alsea and Alshaya have already shown great success in developing and operating Bistro restaurants, we are optimistic about these partnerships and Pei Wei's international prospects. This will set the Company up for meaningful growth in profitable revenues in the medium to long term.

In addition, our first two Pei Wei airport locations opened during the fourth quarter -- one in Minneapolis-St. Paul and one in John Wayne, Orange County.

Finally, I want to provide an update on our thoughts and decisions regarding our options for True Food Kitchen. As you know, we have been a lender to True Food Kitchen, a restaurant concept that serves a healthier menu inspired by Dr. Andrew Weil and local restaurant entrepreneur, Sam Fox. There are currently four locations -- two in Arizona and two in California. And the unit economics have been extremely strong. Current average unit volumes are close to $6 million with industry-leading cash margins. In fact, they are as good or better than the early performance of the Bistro.

We are currently a lender only. However, our Board has approved conversion of our debt into a majority equity position. We have mutually agreed with our True Food Kitchen partners to exercise our conversion option and expect to complete this during the second quarter of this year. After completed, we will own 51% of True Food Kitchen with the balance of ownership remaining with Sam and his team.

It is important to note that this is really just a balance sheet transaction for 2012 as we will be required to consolidate True Food Kitchen into our financials once we convert our interest. We don't expect any significant accretion or dilution to earnings this year.

I would also like to remind everyone that we will not see any dilution of our management time or attention. We will continue to focus exclusively on driving growth at the Bistro, Pei Wei and our Global Brands. Our True Food Kitchen will leave all operational and development activities with Sam and his team. Future unit development will be funded through a combination of cash flow from the existing True Food Kitchen restaurant and our cash.

We are extremely excited about this opportunity. True Food Kitchen is enormously popular and has established a dedicated consumer following. It is aligned with the rising demand for healthier menu options while providing a fun and innovative dining experience.

And it provides us with an additional future growth vehicle where we can employ capital. Currently, Sam is planning on opening two additional True Food Kitchens in 2012.

Before I turn it to Mark, I just want to leave you with a couple final thoughts. We remain confident in our plans and initiatives at our two core brands and all early signs support our belief that we are on the right track. As I said earlier, this is not a one or two-quarter exercise. That said, our entire team is focused on restoring positive momentum to the business and the signs are pointing in the right direction.

We are confident in our ability to generate long-term value for our shareholders and during 2012, we are making investments in a growth platform that will benefit us for years to come. We believe the work we are doing today will drive significant and accelerating growth in 2013 and beyond. With that, I am going to turn it to Mark for the financial update.
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
Thanks, Rick. For the fourth quarter of 2011, we earned $0.19 per share compared to $0.64 last year. We had a handful of adjustments this quarter, so I want to spend a few minutes discussing them before I move on to our operating results. Excluding adjustments, fourth-quarter net income would have been $0.11 higher, or $0.30 a share. The first adjustment was a charge of $5 million, or $0.17 a share, to impair two Bistro locations -- one in Cambridge, Massachusetts and one in Chevy Chase, Maryland. Accounting rules require us to do an impairment assessment and as part of our quarterly analysis, we reviewed locations with negative restaurant-level cash flows over a trailing 12-month period.

As a result of our fourth-quarter review, we wrote off the asset balances for these two locations. These restaurants continue to operate and we are working on improvements that will help these locations generate positive cash flow.

The second adjustment was a charge of $1.3 million, or $0.04 a share, for lease termination and other charges related to the closure of three underperforming Pei Wei restaurants. We had previously recognized full asset impairments for these locations during the second and third quarters, after which they still continued to operate. After further reviewing the operating results for these stores, we made the decision to close them, which occurred at the end of the fourth quarter.

We also recognized a benefit of $1.5 million, or $0.05 a share, from lower share-based compensation, primarily resulting from the final value adjustment for the Co-CEO performance units, which vested at the end of the year. The final value of these awards was $0.29 per unit or a total expense of $350,000 based on our stock performance relative to the Russell 2000 over an approximate three-year period.

Finally, a lower effective tax rate for the full year resulted in a true-up benefit of approximately $0.05 a share that was recognized in the fourth quarter. The reduced rate was primarily due to lower 2011 net income, as well as higher [WATSI] and higher [at] credits. So, as I mentioned earlier, excluding all these adjustments, net income would have been $0.11 higher, or $0.30 a share during the fourth quarter.

Now, let's talk about the changes in these normalized results versus last year, starting with sales. While our top-line results remained soft, we are pleased with the progress we have made, particularly towards the end of the year. Bistro revenues were down 1.1% in the fourth quarter with comp sales coming in at negative 2.4%. Importantly though, comps sequentially improved during the quarter with December down only 1.1%. This is the best monthly comp sales performance we have seen at the Bistro since March of 2011.

Weekdays continue to perform better than weekends. That is likely a reflection of the ongoing strength of our business guests, as well as some favorable holiday shifts compared to last year. Dinner, once again, outperformed lunch with weekday dinner the strongest daypart overall. Additionally, we continue to see positive comps in our large dollar ticket bucket, which we define as all tickets over $45. This bucket was up 1% in the fourth quarter. The decline in our under $45 ticket bucket continued to drag down our overall comps, though we did see sequential improvement in the fourth quarter. These trends have gotten even better so far this year. The over $45 bucket comps are up over 4% and the under $45 bucket comps are down just under 3%.

From a geographic perspective, we saw negative comps in most states with sequential comp declines in some of our largest revenue states like Texas, Florida and Arizona. The good news is that we saw sequential comp trends improve in large states like California and New Jersey.

At Pei Wei, our fourth-quarter revenues increased 0.5% with comp sales down 1.9%. Pei Wei experienced negative comps in Texas, Arizona, Florida and California, which collectively represents two-thirds of our business. On a positive note, all of these states, except Arizona, had solid sequential comp improvement versus last quarter.

We also saw ongoing expense pressures across many parts of the business. As expected, commodity costs were higher for most of our product basket with cost of sales increasing about 70 basis points versus last year. For the fourth quarter, prices climbed for many of our key commodities compared to the prior year, including wok oil, Asian imports, seafood, produce and beef. However, with the benefit of a contractual price rebate on poultry, we were able to partially offset these increases. Without the poultry rebate, cost of sales would have been up more than 100 basis points, consistent with our expectations of 4% to 5% commodities cost pressure this quarter.

Consolidated labor expense increased about 130 basis points versus last year. This included the cost of targeted investments in staffing to support the Bistro guest experience, as well as some labor inefficiencies at Pei Wei due to higher turnover in 2011. We also saw higher payroll taxes, increased health insurance costs and the impact of deleverage on lower sales volumes at both concepts. Lower management incentives helped to partially offset these pressures.

Operating expense increased 50 basis points this quarter, primarily due to sales deleverage at both concepts, as well as higher costs related to repair and maintenance and take-out supplies. Occupancy expense increased 60 basis points this quarter, which includes the impact of the $1.3 million in Pei Wei store closure charges discussed earlier. Excluding these charges, occupancy expense was flat versus prior year.

D&A for the quarter was $18 million versus $20 million last year. The main driver of the decrease was lower share-based compensation expense, which was down almost $2 million compared to last year, including the benefit of the current quarter share-based comp adjustments I mentioned earlier. D&A also included incentive compensation across all concepts and the home office, which reflects our operating performance.

Now let's talk about cash. We ended the year with a cash balance of $50 million and essentially no debt on the balance sheet. Cash flow from operations was $33 million this quarter. That is down about $17 million from the fourth quarter of last year, primarily due to lower net income, as well as the timing of some balance sheet items primarily related to taxes. We spent a total of $11 million in CapEx in the fourth quarter resulting in free cash flow after CapEx and dividends of around $17 million. For the full year, cash flow from operations was $103 million and free cash flow after CapEx and dividends was $43 million.

Returning cash to shareholders continues to be a priority for P.F. Chang's. And we are doing so in the form of share buybacks and quarterly cash dividends. During 2011, we returned more than $82 million back to our shareholders, including over $22 million in the form of cash dividends and almost $60 million through share repurchases. And I am pleased to report that we also announced that our Board of Directors has increased our share buyback authorization from $100 million to $150 million.

Both management and the Board are confident in the Company's long-term strategy and do not believe that our stock price currently reflects that value. And although the buyback authorization runs to the end of 2013, we plan to utilize the entire amount during fiscal 2012. We will be opportunistic in our approach to timing and plan to utilize existing cash balances, excess cash flow and available credit lines to facilitate our repurchases.

Just to remind everyone, we have a $150 million credit facility, which expires in October of 2016. We currently do not have any borrowings against that facility. However, we are using just over $16 million for letters of credit related to our insurance programs. Based on where LIBOR is today and our current leverage position, our borrowing costs would be below 3%.

Now, let's turn to our outlook for 2012. Overall, we anticipate 2012 consolidated revenue growth of 1% to 2%. This is based on our assumption of flat comps at both concepts with expectations of stronger performance in the back half of the year compared to the front half as initiatives that are in tests and underway are expected to begin to drive positive traffic. Consolidated revenue growth also includes incremental revenues from our Global Brands businesses, which are expected to increase more than 60% this year. For the first six weeks of this year, Bistro comps are running up slightly and Pei Wei is down about 1.5%.

Turning to restaurant operating income, we are expecting to see total pressure of about 30 to 40 basis points in 2012. This is on a normalized basis after backing out the impact of the asset impairments and store closure charges in 2011 and reflects the anticipated impact of cost pressures, the majority of which would hit the cost-of-sales line. We expect commodity inflation of 4% to 5% for 2012 with a portion of this pressure likely being offset with a slight menu price increase, as well as the benefit of anticipated product mix shifts.

On the labor line, we anticipate normal inflation in areas like wage rates and health insurance, as well as some new store inefficiencies. We think we now have labor at a level we can maintain and begin to leverage as sales increase. We will also see modest pressure on operating expenses as we invest in incremental marketing in support of various sales-driving initiatives. And the addition of Global Brands' contribution helps offset some of these pressures.

Keep in mind that we would expect to see heavier margin pressure in the front half of the year as we make investments in our initiatives. We also won't lap some of the labor investments we made in 2011 until the back half of this year. So that is a source of additional pressure during the first half of 2012. We will also see an increase of about $1 million to $1.5 million in pre-opening expense due to the increase in planned store openings this year.

Looking at G&A expense, we are anticipating consolidated G&A in the $78 million to $80 million range for 2012. This assumes the absence of any significant share-based comp credits, which gave us a benefit of over $7 million in 2011. So basically flat versus last year. And we expect our effective tax rate to be 27% to 28% depending on our income for the year.

In terms of new unit development, we expect to open two to three new Bistros and 12 to 16 Pei Weis. Under the Global Brands umbrella, we are expecting our partners to open 10 to 14 new international Bistros, a significant increase relative to the 17 international Bistros in operation at the end of 2011. We also anticipate the opening of two to four new international Pei Weis and three to five additional Pei Wei airport locations, all under the licensing agreements. In addition, our Unilever royalty rises for the final time in April.

We expect 2012 EPS to range from $1.50 to $1.60. This is comparable to our 2011 normalized EPS of $1.53, which excludes the asset impairment, store closure and severance charges, as well as the benefit of share-based compensation adjustments, all of which net to an impact of about $0.17 a share in 2011 reported results. We anticipate that our quarterly EPS will be higher in the back half of 2012 than in the first half. This reflects the impact of investments we are making in our initiatives during the early part of the year, combined with the resulting benefit of traction we expect to gain in the latter part of the year. For the first quarter, we expect EPS to range from $0.34 to $0.36.

Finally, we expect cash flow from operations to range between $105 million and $115 million and CapEx of approximately $55 million to $60 million in 2012. And we are pleased to report that our Board has approved a 10% increase in our quarterly cash dividends per share from $0.25 a share to $0.275 a share starting with our next dividend payment on March 12. With that, let's open the call up for questions. Back to you, operator.

QUESTION AND ANSWER
Operator
(Operator Instructions). Destin Tompkins, Morgan, Keegan.
Destin Tompkins - Morgan, Keegan - Analyst
Thank you. I'm not sure exactly where to begin. That was a pretty thorough review. But looking at, I guess, the Bistro launch test, just curious if you could talk about -- as you roll that out, the marketing support. You mentioned, I think, TV, radio, print, billboard. How you will use that kind of across the system. And then also, if you wouldn't mind, kind of sharing what are you seeing at lunch? With traffic up 20% at lunch and I think comps you said are up 10% -- what are you seeing at dinner, excuse me, I don't know if I asked that? But just curious kind of is there an impact on dinner.
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO
Hey, Destin, this is Rick. We actually are seeing a little bit of a halo effect carrying over into dinner, probably about -- what was it, Mark, about 2%?
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
Yes, about 2%.
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO
Yes, about 2% sort of incremental lift at dinner as well. Now, that is clouded a little bit by the fact that we also had our Red Envelope Chinese New Year activity going on. So it is not clear how much of it is halo from the marketing impact that we focused on in lunch. We are really encouraged by the lunch results and I think one of the bigger learnings for us has been the impact of a more concentrated and focused media effort behind it.

As I mentioned in the comments, we were finding guests willing to make the change from a regular Bistro entree to a lunch-sized lunch-priced combination with either salad or soup simply by putting the menu in front of them. And we have gone through a wide variety of different iterations of that menu over the last six months, ranging from almost exclusively brand-new items to lunch-sized portions of our most popular items. And what we are finding, and it may not come as any surprise, that we have got -- the balance of the two is really probably the best option for guests today.

As we look forward and we get ready to roll this into the system on April 2, along with a bunch of other initiatives in the Triple Dragon release, the future marketing for the lunch component will focus with -- we will continue to use television because we found that to be particularly effective here in Phoenix, as well as digital.
Destin Tompkins - Morgan, Keegan - Analyst
Okay. And as you guys talked about the early sales trends in 2012 being improved, do you have a sense on weather benefit? I think there has been a lot of discussion about favorable weather trends in certain areas of the country. As you look at your markets outside of maybe weather-affected areas and weather-affected areas, can you kind of help us understand how much of the trend you think is really driven by the initiatives and how much may be favorable weather?
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
Yes, hey, Destin, this is Mark. We are seeing strength across all of our systems. So from markets that had weather last year and markets that didn't, we are seeing strength across the entire system. When we look at how Bistro is running this year, it is important to also note that it is really a two-year basis that we are seeing positive comps. So last year in January were positive and we are seeing it positive as well. So a two-year comp trend.
Destin Tompkins - Morgan, Keegan - Analyst
Okay, great. I will pass it on to someone else. Thanks, guys.

Operator
Sharon Zackfia, William Blair.
Sharon Zackfia - William Blair - Analyst
Hi, good morning. I guess, Mark, I apologize if I missed this, but there is obviously a lot going on at the different concepts and I think it would probably be helpful if we could get the comps for the fourth quarter by concept broken out between traffic and average ticket. And then if you have the average ticket broken out between price versus mix that would probably be helpful as well.
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
We had about a 1% price at the Bistro. We quit giving the breakout between traffic and ticket simply because what you mentioned. We have a lot of initiatives that are going on and that really clouds our ability to break that out for you. We don't have a really good proxy for the number of guests that are coming in. And so, therefore, we are giving you comps and really that is what we are going to stick with.
Sharon Zackfia - William Blair - Analyst
Okay, maybe a second question. I mean it was helpful to hear about, at the Bistro, how the marketing around the new lunch program really stimulated traffic and sales. Is there any -- and again, I apologize if I missed this; you guys had a lot to say. Do you have any expectation as to the total marketing spend that you expect at the Bistro this year versus last year?
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO
Sharon, more than likely, we are going to stay pretty close to last year's marketing spend as a percentage of sales. We may just move it around to different times during the year. So my expectation is we will invest more in the first half of the year as we roll the Triple Dragon. The total number at the Bistro is just a little under say $10 million, give or take a little bit.
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
Yes, it is a little bit up from this year. We kind of underspent this year as we were trying to figure out what were the initiatives that we wanted to spend on. We just didn't want to spend marketing, so this year was a little bit light. As we look at next year, it is going to be up slightly. It is going to have about 20 basis points of pressure on the operating expense line in 2012.
Sharon Zackfia - William Blair - Analyst
Okay, and then last question and I'll give it to somebody else. Are you seeing a spike in partner turnover as you are implementing all of these changes at Pei Wei and the Bistro? And if you are seeing a spike, is it a good spike or a bad spike? Meaning are you getting rid of people you wouldn't want to have stick around anyway?
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO
Sharon, no, we haven't really seen an unintended spike. If there have been changes, they have been more directed rather than being done to us.
Sharon Zackfia - William Blair - Analyst
Great, thank you.
Operator
Bryan Elliott, Raymond James.
Bryan Elliot - Raymond James - Analyst

Hey, good morning. Just I guess some of it plays off of Sharon's question. Could you -- you did give us the sequential traffic improvement at Pei Wei during the quarter, I believe, of 400 bps, something along those lines. There was a lot going on there as well here. I think I caught that comment. Could you disaggregate that or help us understand and reconcile that with the still negative comp for the quarter, I guess? What was the magnitude of the check decline?
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
So I think what you are talking about is the 400 basis point improvement since we rolled out the Diner Selects.
Bryan Elliot - Raymond James - Analyst
Right, right.
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
That is compared back to October. And so October compared to where we are today, we are seeing a 400 basis point traffic improvement.
Bryan Elliot - Raymond James - Analyst
Now is that just sequentially or is that improvement in year-over-year?
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
No, that is sequential from where we were in October, so that is probably the confusion.
Bryan Elliot - Raymond James - Analyst
Okay. But we normally -- I guess how much year-over-year since obviously October to December is a huge ramp in traffic for everybody?
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
Well, we are looking at the 400 basis point -- the comp -- component of that. So the trend October versus December -- where we were trending in October and where we were trending after we rolled it out.
Bryan Elliot - Raymond James - Analyst
So it is a year-over-year, not a pure sequential -- I guess maybe more simply since it is so early, what average check degradation are you seeing after the introduction of these lower ticket items?
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
Pei Wei, we are really not; it is relatively flat. It is down very, very slightly so far at Pei Wei, like less than half a percent.
Bryan Elliot - Raymond James - Analyst
Okay. So the negative comps in the quarter was traffic-driven?
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
Yes.
Bryan Elliot - Raymond James - Analyst
Thank you.
Operator
Andy Barish, Jefferies.
Andy Barish - Jefferies & Co. - Analyst
Yes, just a question on the new Pei Wei stuff, the Asian Market openings and the conversion. What are the goals from a margin perspective in that new business and how does it get there? Is it set up with a higher margin structure initially?
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO
Andy, as we researched the barriers to entry and kind of how we could drive some incremental frequency at Pei Wei, we did a lot of work in terms of how Pei Wei performs in relationship to its competitive set and the various things that we offer at Pei Wei that may or may not be embedded in some of our other competitors.

So as we looked at it, there were a couple of goals. One is how can we improve cash margins at Pei Wei, how can we deliver an experience that is consistent with what would drive increased frequency and visitations, and how can we do it in a way that gave us some more flexible real estate opportunity, both from an economic perspective, as well as from just a pure piece of real estate and size of the facility.

So in that, what we learned was there were several elements that we pay a lot for in the Pei Wei experience that the guest didn't necessarily place the same level of value. So for example, we deliver the food to the guest. We cook it to order and we deliver it to the guest at the table. Cooking it to order is something that they value highly. Delivering it to the table is not something that they place a great premium on.

So in our efforts to try to reduce some costs in order to get lower price points, which was the primary barrier to entry, we have eliminated some of those service aspects and gone to a more quick version versus a casual version. That all rolls up to a targeted margin of somewhere in say the 18% range and we believe we can achieve that on slightly lower sales volumes.
Andy Barish - Jefferies & Co. - Analyst
And one quick follow-up. Just the labor line, broadly speaking, will you lap the sort of addback or investment back in labor fully in the third quarter? Is that when you kind of get to an apples-to-apples comparison in the Bistro business?
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
Yes, Andy, that is a good clarification. We are going to see some labor pressure in the first half of the year until we lap those investments that we made and that was towards the end of Q2, so you are right. Q3 is really the first period where we are going to see a like type of comparison.
Andy Barish - Jefferies & Co. - Analyst
Thank you.
Operator
Larry Miller, RBC.
Larry Miller - RBC Capital Markets - Analyst
Good morning, guys. Thanks. Yes, I just wanted to get your sense on how you are thinking about the Bistro over the longer term, what average unit volumes might look like, what operating margins might look like given all these new initiatives? Can you give us a sense of that? Thanks.
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO
When you think about operating margins, we believe we have demonstrated in the past the opportunity or at least the history of delivering 16%, 18% operating margins. And given the work that we are doing today to try and drive incremental traffic, we believe that those are the types of targets that we should be shooting for.
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
When we look at it, this isn't a one-year -- we're going to get back to the 18% cash operating margin at the Bistro. It is going to take us a few years. But in reality, if you look at it, if we -- let's say that we experience a significant comp. Well, a 3% comp increase should put us back closer to that 18%. The investments -- the nice thing is investments that needed to be made have been made. We made those in 2011 and as we begin to grow our top line, we begin to leverage off of all those investments and bring the cash margin back to that 18%.
Larry Miller - RBC Capital Markets - Analyst
Great, thanks. If I could just follow up on a different question. You did say that you are thinking about taking some pricing or slight pricing at the Bistro in 2012. What is your sense on how much you might take and the pricing power of the concept given kind of your price value repositioning? Thanks.
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
We are very cautious right now when it comes to price. We do think there is some items on the menu where we can take a little bit of price and not impact the guest experience or decrease traffic. And so we would be taking that, but that is really going to net out to less than probably 1% at the Bistro. And frankly, if we look at Pei Wei right now, we really don't have any plans to take price at Pei Wei.
Larry Miller - RBC Capital Markets - Analyst
Okay, thanks, guys. Good luck.
Operator
John Ivankoe, JPMC.
John Ivankoe - JPMorgan Chase - Analyst
Great, thank you. A question on advertising, if I may. In Phoenix, over the Super Bowl, I actually happened to see a few different P.F. Chang's adds, specifically regarding your new lunch offering. So I mean if can -- I mean maybe that was just completely opportunistic, maybe it was symbolic, but I can't imagine a better way to reach customers in terms of media.
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO
John, it was free. No, honestly, we made a substantial investment in marketing here in the Phoenix marketplace and shortly before the Super Bowl, there were a couple of unbought ads that the TV station contacted us and said, look, if we don't sell it, we will basically roll it into your package. So we were able to take advantage of some pretty good placements right at the beginning of the halftime.

It is interesting, the Monday following the Super Bowl, we saw about a 55% jump in lunch traffic in comps -- or lunch comps. So if anybody is questioning whether or not Super Bowl marketing worked, it worked for us.
John Ivankoe - JPMorgan Chase - Analyst
Agreed. The placement was amazing during the game. I mean not just -- I mean obviously very surprised to see (multiple speakers).
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO
Yes, and it was limited just to the Phoenix marketplace, but it was kind of fun to watch. We thought more highly of ourselves than we typically would.
John Ivankoe - JPMorgan Chase - Analyst
But what does that mean in terms of like how many markets or how many Bistro stores, however we should think about it, might receive some type of television -- communicating the change at the concept specifically regarding lunch or anything else?
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO
The television portion of it, we are going to go national. We will do a national cable package and then as I said, the balance of it will be digital media and somebody will correct me if I am wrong, but I think it is about a three-week national television buy.
John Ivankoe - JPMorgan Chase - Analyst
When does that happen?
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO
Yes, it will start around the launch of our Triple Dragon initiative, which would be April 2.
John Ivankoe - JPMorgan Chase - Analyst
Okay, all right, great. That's it for me. Thanks.
Operator
John Glass, Morgan Stanley.
John Glass - Morgan Stanley - Analyst
Thanks very much. The first one is following up on the Triple Dragon. Can you just -- it sounds like it is a package of different initiatives, including lunch, but also some smaller plates. So has that been tested as a bundle before? Are the risks still unintended consequences as a result?
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO
Yes, it's actually a good portion of what we are currently doing in Irvine. And what we are doing is we are taking the better elements of -- and the things that we could evaluate quickly from our Irvine experience and rolling it into our Triple Dragon launch. So separately, we have been testing launch, as you know. When we opened Irvine, we opened with the new lunch menu. We opened with a variety of smaller plates and a slightly more varied pricing structure.

The entree items that are moving onto the dinner menu are the most popular ones from the Irvine experience. So our Caramel Mango Chicken -- rarely have we seen over the last many years a new product entering the top 10 of our product mix. In Irvine, the Caramel Mango Chicken is in -- it's in the top 10. It is probably about or maybe top 15, but it has been a very popular product.

So we have a high level of comfortability that both the lunch menu and the enhancements that we are getting from our Irvine experience can roll into the Triple Dragon and really impact both how the employee feels, particularly around things like uniforms and music, as well as the menu in terms of how the guest has been responding to.
John Glass - Morgan Stanley - Analyst
Okay, thanks. And unrelated, Mark, does the G&A that you quoted for 2012, does that include a new share-based compensation? I think you talked about $0.20 or $0.24 a share in the new program -- or does it not?
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
Yes, the $78 million to $80 million includes the 2011 equity that will be issued -- or 2012 equity that will be issued, but when you look at G&A on a normalized basis, it is relatively flat once you adjust for the credit set that we had in 2011 related to share-based comp.
Rick Federico - P.F. Chang's China Bistro, Inc. - Chairman & Co-CEO

We are coming up on the bottom of the hour. We have got time for one more question and then we would be happy to take calls here at the office for anybody that we didn't get a chance to get to. So operator, one more question please.
Operator
Howard Penney, Hedgeye Risk Management.
Howard Penney - Hedgeye Risk Management - Analyst
Does your guidance for the year include the full $150 million being repurchased and what you think the timing on that would be?
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
That's a good question. The guidance that we have given you does include that. As far as timing, our intent is we will be opportunistic, but we intend to get it done as rapidly as we can.
Howard Penney - Hedgeye Risk Management - Analyst
Thanks.
Mark Mumford - P.F. Chang's China Bistro, Inc. - CFO
Okay, great. I want to thank everyone for joining us here today and we look forward to updating you on our progress in the quarters ahead. Thank you very much.
Operator
Thank you. This does conclude today's conference. You may disconnect at this time. Thank you.